SECOND AMENDMENT TO APPENDIX A

TO

AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT

Fund	Date Added
JOHCM Global Income Builder Fund	September 19, 2017
JOHCM International Small Cap Equity Fund	September 21, 2017
JOHCM Credit Income Fund	March 4, 2020

Effective as of March 4, 2020

JOHCM (USA), Inc.		J O Hambro Capital Management Limited

By:	/s/ Jonathan Weitz	By:	/s/ Stephen Lynn
Name:	Jonathan Weitz	Name:	Stephen Lynn
Title:	Senior Vice President	Title:	Chief Financial Officer - JOHCM

J O Hambro Capital Management Limited

		By:	/s/ Alexandra Altinger
		Name:	Alexandra Altinger
		Title:	CEO – UK, Europe & Asia - JOHCM